Exhibit 99.1

Great Lakes Reports Second Quarter Results

Company receives full award for Dredge New York Allision

Backlog above $550 Million

Company Records a Noncash Impairment of Goodwill in the Demolition Segment

OAK BROOK, Ill.--(BUSINESS WIRE)--August 8, 2013--Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition and remediation services, today reported financial results for the three and six months ended June 30, 2013.

Commentary

Jonathan Berger, Chief Executive Officer stated, “For the three months ended June 30, 2013, Great Lakes reported Revenue of $152.9 million, a Net Loss of $25.2 million and Adjusted EBITDA of $11.0 million. Included in the Net Loss is a $21.5 million noncash charge for goodwill impairment related to the demolition segment.

“Our dredging segment won $346 million or 62% of the domestic bid market through the first six months of 2013. This win rate, driven by the award of the first phase of the PortMiami project and capturing 63% of the coastal protection market, sets the stage for a busy second half of this year and into 2014. Our Terra Contracting and Rivers & lakes teams have commenced working together on a project in the Midwest valued at approximately $30 million. We also began execution on two of the larger projects in our demolition segment backlog, with one scheduled for completion in 2013 and the other continuing into next year.

“We are making structural changes within the organization to bring more operational skills into executive leadership. We continue to focus on our NASDI subsidiary in our demolition segment. We are also upgrading our project management capabilities. We have dedicated significant resources at corporate and in the field to improve execution and internal controls and we have made strides since the beginning of the year. We are also evaluating opportunities to combine operations to reduce support costs, and focusing on improving margins through more selective bidding and better project execution.

“As noted, we recorded a noncash goodwill impairment of $21.5 million in the second quarter for our demolition segment. We are committed to validating our strategy for this business by year end.”

William Steckel, Chief Financial Officer stated, “After six months of near record revenue levels, dredging activity slowed in the second quarter as several vessels were offline for scheduled maintenance and some projects expected to contribute were delayed into the second half of the year. Gross margin was lower due to lower fixed cost coverage. As we look forward, dredging has nearly $460 million in backlog and another $143 million in low bids and options pending award. We currently expect an increase in activity in the dredging segment for the remainder of 2013.

“Our second quarter results included $13.3 million for the proceeds resulting from the settlement of our dredge New York loss of use claim. We were pleased to receive payment on this judgment more than five years after our dredge New York was struck by a cargo vessel in Port Newark, New Jersey. Quarter results also included an estimated noncash charge of $21.5 million, which represented all the goodwill associated with our NASDI and Yankee demolition subsidiaries. We typically test goodwill for impairment in the third quarter, however, due to a decline in the overall financial performance and declining cash flows in the demolition reporting unit, we concluded there was a triggering event that required us to accelerate the test to the second quarter. We wrote down the value of goodwill related to this reporting unit by $21.5 million, reflecting our best estimate of impairment at this time. We are currently completing our detailed valuation of the demolition segment assets and liabilities, and will finalize the impairment measurement in the third quarter.

“Additionally, we determined that certain pending change orders for one demolition project no longer qualify for revenue recognition according to the Company’s accounting policy. In June we filed a lawsuit against the project’s general contractor to preserve our contractual rights while we pursue payment for the work performed under these change orders. As a result of the new developments related to the project, which also include recent communications with the general contractor and site owner, we reversed revenue of $5.6 million that was previously recognized for the project. We continue our efforts to achieve a favorable outcome related to these change orders.”

Second Quarter 2013 Highlights

Total Company

  Revenue decreased 6.3% to $152.9 million in the second quarter of 2013 compared to the second quarter of 2012.
  Gross profit margin decreased to 3.4% from 11.5% in the second quarter of 2012 driven by lower fixed cost coverage in both segments, as well negative gross profit in the demolition segment and the reversal of $5.6 million of revenues recorded pertaining to pending change orders.
  General & Administrative expenses increased $6.9 million, year over year. Additional G&A expense in the quarter was primarily due to expenses related to the revenue recognition issues discovered at year end, bad debt expense, as well as the addition of Terra Contracting.
  Operating loss was $21.4 million, $28.7 million worse than the prior year quarter. This was driven by a goodwill impairment charge of $21.5 million, as well as the decrease in operating results described above, partially offset by the $13.3 million in proceeds related to the dredge New York loss of use claim.
  Net loss was $25.2 million in the quarter versus Net income of $1.3 million in the prior year quarter.
  Adjusted EBITDA was $11.0 million, a 35% decrease from the prior year quarter as a result of the operating losses described above.
  Total contracted backlog at quarter end was $551.2 million. Excluded from this number is $143.4 million in domestic dredging low bids and options pending award.

Dredging

  Dredging revenues were $136.5 million for the quarter, in line with the prior year. Coastal protection revenue and foreign capital revenue increased, but were offset by decreases in the other dredging markets.
  Gross profit margin was 9.1%, versus 16.1% in the same quarter last year. Gross margin decreased due to lower fixed cost coverage, as well as an increase in plant expense.
  Operating income increased nearly 25% to $14.6 million compared to $11.7 million in the prior year quarter, driven by the $13.3 million of proceeds in connection with the dredge New York settlement.
  The Company won 62%, or $346 million, of the domestic dredging bid market in the first six months of 2013.

Demolition

  Demolition revenue decreased 40.4% to $16.6 million versus $27.9 million in the prior year quarter. The revenue in 2013 includes $10.1 million of Terra Contracting revenue. Revenue was impacted by the reversal of $5.6 million in revenue related to pending change orders noted above.
  Demolition recorded negative gross profit margin of 43.8% compared to negative gross profit margin of 11.2% in the prior year quarter as a result of the revenue reversal described above and cost overruns on projects. Declines at NASDI were slightly offset by positive results at Terra Contracting.
  The demolition segment recorded an operating loss of $36.0 million versus an operating loss of $4.4 million in the prior year quarter. The loss was driven by negative gross margin, the $21.5 million impairment of goodwill, an increase in G&A expense primarily related to additional legal and consulting expenses, bad debt expense, as well as the addition of Terra Contracting at the end of 2012.
  Backlog was $92.9 million at the end of the second quarter, an increase from year end, primarily related to the addition of a $30.0 million environmental contract at Terra Contracting.

Six Months Ended June 30, 2013 Highlights

Total Company

  Revenue increased 7.5% to $341.7 million for the six months ended June 30, 2013, compared to the six months ended June 30, 2012.
  Gross profit margin decreased to 9.1% from 12.2% for the six months ended June 30, 2013. This was driven by negative results in the demolition segment and decline in dredging gross profit in the second quarter of 2013.
  General & Administrative expenses increased $12.8 million, year over year. Additional G&A expense was primarily due to expenses related to the revenue recognition issues discovered at year end, severance cost, bad debt expense, and the addition of Terra Contracting.
  Operating loss was $14.8 million, down from operating income of $14.1 million in the prior year. Again, this was driven by the impairment of goodwill in the demolition segment.
  Net loss for the six months ended June 30, 2013 was $24.8 million, versus Net income of $2.3 million in the prior year.
  Adjusted EBITDA was $29.2 million for the six months ended June 30, 2013, a decrease of 8% over the same period in the prior year. Adjusted EBITDA for 2013 includes $13.3 million in proceeds related to the dredge New York claim.

Dredging

  Revenue increased 19.9% to $310.4 million for the six months ended June 30, 2013, compared to the six months ended June 30, 2012, driven by an increase in domestic and foreign capital and coastal protection revenue, offset by decreases in maintenance and rivers & lakes revenue.
  Gross profit margin for the six months ended June 30, 2013 decreased to 14.1% from 14.7% for the six months ended June 30, 2012. This was primarily due to weaker results in the second quarter of 2013.
  General & Administrative expenses increased $2.1 million, year over year. Additional G&A expense primarily related to additional payroll expense and severance cost.
  Operating income was $33.6 million, an increase from $16.6 million in the prior year.

Demolition

  Revenue decreased 47.9% to $31.5 million for the six months ended June 30, 2013, compared to the six months ended June 30, 2012, driven by a decrease in the number of large projects worked on during the year and the reversal of revenue of $5.6 million of revenue recognized previously, offset by the contribution from Terra Contracting.
  Gross profit margin for the six months ended June 30, 2013 decreased to a negative 40.5% from gross profit margin of 1.6% for the six months ended June 30, 2012. This was primarily due to the decrease in revenue in 2013, along with cost overruns on projects and a decline in contract margin.
  General & Administrative expenses increased $10.7 million, year over year. Additional G&A expense primarily related to the revenue recognition issues discovered at year end and bad debt expense, as well as $4.5 million related to Terra Contracting.
  Demolition generated an operating loss of $48.4 million for the six months ended June 30, 2013, compared to an operating loss of $2.5 million in the prior year, driven by the write down of goodwill in this segment and the operating losses described above.

Outlook

Mr. Berger concluded, “Due to the project nature of our business, quarterly results can sometimes vary significantly, as we saw this quarter. With dredging backlog, including pending awards, at a record high, we expect high utilization for the remainder of the year and into 2014. In addition, we are currently in final negotiations for a project in the Middle East valued at over $100 million.

“The domestic dredging bid market was very busy in the first six months of 2013. As noted, we won 62% of the market in the first six months, primarily for capital and coastal protection projects. We previously announced we won the PortMiami project in May. The base work of $122 million is included in backlog and another $80 million of options are expected to be awarded by January 2014. Dredging is expected to begin in the fourth quarter of this year. The Company won 63% of the coastal protection projects bid this year. This includes $75 million of projects needed due to Superstorm Sandy, and we added a $19 million coastal protection project in the Northeast in July. As a result of the high win rate, dredging backlog was $458 million, a nearly 18% increase since year end. The Company was low bidder on an $81 million coastal restoration project this week that will contribute to 2014 results. Three more Sandy-related projects are expected to be bid in the next month. In addition, later in the year we expect to bid more coastal protection work in the Southeast. Beyond 2013, there are plans to use Sandy supplemental funding for more long term coastal protection projects. Our TerraSea Joint Venture was awarded its first contaminated sediment remediation dredging project on the Passaic River in New Jersey and commenced operations last week.

“The demolition segment will require additional time and expense to improve operations and deliver better results. We see numerous demolition and environmental remediation opportunities on the horizon, and we will be measured in our approach and selectively target those projects we believe that we can execute well.”

The Company will be holding a conference call at 9:00 a.m. C.D.T today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Thursday, August 8, 2013 at 9:00 a.m. C.D.T (10:00 a.m. E.D.T.). The call in number is 877-377-7553 and conference ID is 20061209. The conference call will be available by replay until August 12, 2013, by calling 800-585-8367 and providing passcode 20061209. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Adjusted EBITDA

Adjusted EBITDA, as provided herein, represents net income attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments and goodwill impairment. In 2012, the Company modified the Adjusted EBITDA calculation for accelerated maintenance expense for new international deployments that are not directly recoverable under the related dredging contract and are therefore expensed as incurred. The Company does not frequently incur significant accelerated maintenance as a part of its international deployments. As such, the exclusion of these accelerated maintenance expenses from the calculation of Adjusted EBITDA allows users of the financial statements to more easily compare our year-to-year results. Adjusted EBITDA is not a measure derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company’s operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company’s primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company’s period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company’s incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill impairment, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure the Company’s operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income attributable to Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company’s SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also one of the largest U.S. providers of commercial and industrial demolition and remediation services primarily in the Northeast and Midwest. The Company owns a 50% interest in a marine sand mining operation in New Jersey that supplies sand and aggregate for road and building construction and a 50% interest in an environmental service operation with the ability to remediate soil and dredged sediment treatment. Great Lakes employs over 150 degreed engineers, most specializing in civil and mechanical engineering, which contributes to its 123-year history of never failing to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks and uncertainties that are described in Item 1A. "Risk Factors" of Great Lakes’ Annual Report on Form 10-K for the year ended December 31, 2012, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Contract revenues	$152,863	$163,107	$341,710	$318,014
Gross profit	5,181	18,706	30,964	38,728
General and administrative expenses	18,311	11,456	37,498	24,723
Proceeds from loss of use claim	(13,272)	-	(13,272)	-
Impairment of goodwill	21,474	-	21,474	-
(Gain) loss on sale of assets—net	58	(93)	60	(124)
Operating income (loss)	(21,390)	7,343	(14,796)	14,129
Other income (expense)
Interest expense—net	(5,396)	(5,383)	(11,129)	(10,642)
Equity in loss of joint ventures	(385)	(8)	(975)	(24)
Loss on foreign currency transactions—net	(261)	(21)	(225)	(15)
Income (loss) before income taxes	(27,432)	1,931	(27,125)	3,448
Income tax (provision) benefit	2,244	(751)	2,348	(1,315)
Net income (loss)	(25,188)	1,180	(24,777)	2,133
Net (income) loss attributable to noncontrolling interests	(53)	91	(31)	206
Net income (loss) attributable to Great Lakes Dredge & Dock Corporation	$(25,241)	$1,271	$(24,808)	$2,339
Basic earnings (loss) per share attributable to Great Lakes Dredge & Dock Corporation	$(0.42)	$0.02	$(0.42)	$0.04
Basic weighted average shares	59,436	59,171	59,403	59,105
Diluted earnings (loss) per share attributable to Great Lakes Dredge & Dock Corporation	$(0.42)	$0.02	$(0.42)	$0.04
Diluted weighted average shares	59,436	59,534	59,403	59,493

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income (Loss) attributable to Great Lakes Dredge & Dock Corporation to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net income (loss) attributable to Great Lakes Dredge & Dock Corporation	$(25,241)	$1,271	$(24,808)	$2,339
Adjusted for:
Accelerated maintenance expenses	-	1,276	-	1,276
Impairment of goodwill	21,474	-	21,474	-
Interest expense—net	5,396	5,383	11,129	10,642
Income tax provision (benefit)	(2,244)	751	(2,348)	1,315
Depreciation and amortization	11,660	8,359	23,735	16,123
Adjusted EBITDA	$11,045	$17,040	$29,182	$31,695

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	June 30,	December 31,
	2013	2012
Cash and cash equivalents	$21,623	$24,440
Total current assets	324,186	313,690
Total assets	817,354	826,395
Total short-term debt	2,515	13,098
Total current liabilities	147,471	185,950
Long-term debt	291,000	250,000
Total equity	249,800	273,425

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
Revenues	2013	2012		2013	2012
Dredging:
Capital - U.S.	$39,474	$45,184		$84,982	$72,091
Capital - foreign	33,348	20,848		71,733	38,873
Coastal protection	52,227	40,458		109,148	71,641
Maintenance	6,639	20,068		34,403	60,613
Rivers & lakes	4,799	8,757		10,180	15,770
Total dredging revenues	136,487	135,315		310,446	258,988
Demolition	16,645	27,929		31,533	60,475
Intersegment revenue	(269)	(137)		(269)	(1,449)
Total revenues	$152,863	$163,107		$341,710	$318,014

	As of
	June 30,	December 31,		June 30,
Backlog	2013	2012		2012
Dredging:
Capital - U.S.	$185,351	$43,177		$104,283
Capital - foreign	163,577	218,953		225,999
Coastal protection	66,398	80,245		34,111
Maintenance	20,950	22,406		10,907
Rivers & lakes	21,975	24,510		23,167
Total dredging backlog	458,251	389,291		398,467
Demolition	92,908	60,148	*	56,786
Total backlog	$551,159	$449,439		$455,253

* December 31, 2012 demolition backlog includes backlog acquired by the Company on December 31, 2012 in connection with the Terra acquisition.

CONTACT:
Great Lakes Dredge & Dock Corporation
Katie Hayes, Investor Relations
630-574-3012